                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                               YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                            1994    1993  1992    1991    1990
                                           ------  ------ -----  ------  ------
Income (loss) from continuing operations.. $  641  $  413 $(714) $ (617) $  487
Add:
 Interest.................................    597     717   898     977     917
 Portion of rentals representative of
  interest factor.........................     67      67    70      69      40
 Income tax expense and other taxes on
  income..................................    302     258   167      63     322
 Amortization of interest capitalized
  applicable to nonutility companies......      6       6     5       5       5
 Interest capitalized applicable to
  utility companies.......................      1       1     2       4       3
 Undistributed (earnings) losses of
  affiliated companies in which less than
  a 50% voting interest is owned..........     (4)      4    (2)     (4)      2
                                           ------  ------ -----  ------  ------
    Earnings as defined................... $1,610  $1,466 $ 426  $  497  $1,776
                                           ======  ====== =====  ======  ======
Interest.................................. $  597  $  717 $ 898  $  977  $  917
Interest capitalized......................      6       4     8      23      10
Portion of rentals representative of
 interest factor..........................     67      67    70      69      40
                                           ------  ------ -----  ------  ------
    Fixed charges as defined.............. $  670  $  788 $ 976  $1,069  $  967
                                           ======  ====== =====  ======  ======
Ratio of earnings to fixed charges........   2.40    1.86  (a)    (a)      1.84
                                           ======  ======                ======

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Note:(a)  For the years ended December 31, 1992 and 1991, earnings were inadequate to cover fixed charges by $550 million and $572 million, respectively.